EXHIBIT 99.1

LITHIA MOTORS MAKES PROGRESS ON STORE
DIVESTITURES; RAISING CAPITAL

Despite Economic Climate, Company Generates Positive Results

MEDFORD, OREGON, October 3rd, 2008 (5:00am Pacific) – Lithia Motors, Inc. (NYSE: LAD) advanced another step forward in their restructuring plans announced on June 2nd with the sale of three more store locations. Lithia Dodge of Sioux Falls and Lithia Chevrolet of Sioux Falls were both sold to Billion Automotive on Monday, September 29th, and Lithia Chrysler Jeep Dodge of La Crosse in Wisconsin was sold September 30th to Pischke Motors of La Crosse.

Of the fifteen stores scheduled for divestiture, a total of six have already been successfully divested since July 1st. Two additional stores that were not on the original list were sold as a result of attractive unsolicited offers. The following is a re-cap of the progress made thus far to raise capital and right-size the company:

o	Completed sale of Lithia Dodge Sioux Falls, South Dakota
o	Completed sale of Lithia Chevrolet of Sioux Falls, South Dakota
o	Completed sale of Lithia Chrysler Jeep Dodge of La Crosse, Wisconsin
o	Completed sale of dealership facility Cedar Rapids, Iowa
o	Completed sale of development property in Klamath Falls, Oregon
o	Completed sale of Lithia Chevrolet of Issaquah (previously reported)
o	Completed sale of Lithia Chrysler Jeep Dodge of Burlingame (previously reported)
o	Consolidation of two Northern California stores into other nearby Lithia stores serving similar markets
o	Consolidation of Suzuki store in Reno with other nearby Lithia facility
o	Financing of BMW capital project through BMW Financial
o	Financing of Abilene Toyota facility through Toyota Financial

Net proceeds from all above transactions and financing activities are approximately $101.2 million since the beginning of the year, with $22.5 million in the first quarter and the balance of $78.7 million since the beginning of the second quarter.

In addition to raising the above capital, the Company has successfully reduced used vehicle inventory levels by approximately $50.0 million since the beginning of the third quarter. This strategy effectively reduces the floorplan obligations by the same amount.

Summarizing the progress so far, CEO and Chairman, Sid DeBoer commented, “Six of the above stores that we sold were in our bottom-ten performers. The successful steps we have taken to divest these stores demonstrates our ability to generate liquidity from even our most unprofitable stores.

We have received goodwill from the sale of most of these stores.”

Mr. DeBoer continued, “Despite the turbulent economy, Lithia continues to successfully execute our restructuring plan. We have shifted our domestic/import brand mix closer to the levels we are targeting. We have adjusted our geographic footprint, while raising capital and cutting costs. Moving forward with this plan will continue to strengthen our company and bring us into a stronger position to weather the current and future economic challenges.”

About Lithia
Lithia Motors, Inc. is a Fortune 700 Company, selling 27 brands of new and all brands of used vehicles at 102 stores, which are located in 44 markets within 13 states. Internet sales are centralized at www.Lithia.com . Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.2 billion in total revenue in 2007.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 618-5770 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements
This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, future economic conditions and others set forth from time to time in the company’s filings with the SEC. We make forward-looking statements about our ability to manage through the current sales and economic environment. Specific risks in this press release include execution of the restructuring plan and macroeconomic and market factors.